US AMATEUR SPORTS, INC.
                                SUBSIDIARIES
                             as of May 31, 1998




                                 State of        Name Under Which
Subsidiary Name and Address      Incorporation   Business is Conducted
---------------------------      -------------   ---------------------

USA Performance Products, Inc.   Florida         USA Performance Products
8125 Monetary Drive, Suite H4
Riviera  Beach, Florida 33404